Exhibit 99.1

Tenet Announces Tender Offer for 7.375% Senior Notes due 2013

DALLAS – October 1, 2012 – Tenet Healthcare Corporation (NYSE: THC) announced today that it commenced a tender offer to purchase for cash (the “Tender Offer”) any and all of the $216 million aggregate principal amount outstanding of its 7.375% Senior Notes due 2013 (the “Notes”).  The Tender Offer is being made pursuant to an Offer to Purchase dated as of October 1, 2012 (the “Offer to Purchase”) and related letter of transmittal.  The Tender Offer will expire at 12:00 midnight, New York City time, on October 29, 2012.

Holders of Notes that are validly tendered prior to the early tender time of 5:00 p.m., New York City time, on October 15, 2012 and accepted for purchase will receive total consideration of $1,019.67 per $1,000 principal amount of Notes validly tendered and accepted for purchase, which includes an early tender premium of $30 per $1,000 principal amount of Notes, plus any accrued and unpaid interest up to, but not including, the initial settlement date, which is expected to be October 16, 2012.

Notes tendered may only be withdrawn prior to 5:00 p.m., New York City time, on October 15, 2012, unless extended, except in limited circumstances where additional withdrawal rights are required by law.

Holders of Notes that are validly tendered after the early tender time, but prior to the expiration of the Tender Offer, and accepted for purchase will receive the tender offer consideration of $989.67 per $1,000 principal amount of Notes, plus any accrued and unpaid interest up to, but not including, the final settlement date, which is expected to be October 30, 2012.  Holders of Notes tendered after the early tender time and accepted for purchase will not receive an early tender premium.  Consummation of the Tender Offer is subject to the satisfaction or waiver of the conditions set forth in the Offer to Purchase, including the financing condition described therein.  Tenet may amend, extend or terminate the Tender Offer in its sole discretion.

This news release is neither an offer to purchase nor a solicitation of an offer to sell any Notes.  The Tender Offer is being made only pursuant to the Offer to Purchase and related letter of transmittal, copies of which will be delivered to holders of the Notes.  Persons with questions regarding the Tender Offer should contact one of the following dealer managers — Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect), BofA Merrill Lynch at (800) 292-0070 (toll free) or (980) 387-3907 (collect), Citigroup at (800) 558-3745 (toll free) or Wells Fargo Securities at (866) 309-6316 (toll free) or (704) 715-8341 (collect) — or the Information Agent, Global Bondholder Services Corporation, at (866) 540-1500 (toll free) or (212) 430-3774 (collect).

Tenet Healthcare Corporation, a leading health care services company, through its subsidiaries operates 49 hospitals, over 100 free-standing outpatient centers and Conifer Health Solutions, a leader in business process solutions for health care providers serving nearly 400 hospital and health care entities nationwide.  Tenet’s hospitals and related health care facilities are committed to providing high quality care to patients in the communities they serve.

Media: Rick Black (469) 893-2647	Investors: Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

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Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2011, our quarterly reports on Form 10-Q and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.